Exhibit 99.1

B of I Holding, Inc. Announces Private Placement of Convertible Preferred Stock

CEO Sees Higher Q4 Results; Preferred Offering to Add to Growing Profits

SAN DIEGO, CA – (Marketwire – June 30, 2008)—B of I Holding, Inc. (NASDAQ: BOFI), parent of Bank of Internet USA (“Bank”), today announced a private placement of its newly formed Series B—8% Cumulative Convertible Nonparticipating Perpetual Preferred Stock (the “Series B Preferred”). The Series B Preferred has a liquidation preference of $1,000.00, an 8% dividend rate and is immediately convertible into shares of B of I common stock at a fixed conversion price of $9.00 per share.

The net proceeds of the offering will be used for general corporate purposes, including additional capital funding to support asset growth at the Bank. The first $3.8 million of the Series B Preferred offering was closed through today, the end of B of I’s fiscal year. The transaction will consist of several closing dates, generally expected to be complete by July 31, 2008.

“The decision to raise capital now was based upon the strength of our balance sheet and the opportunities for profitable growth,” said Greg Garrabrants, Chief Executive Officer of B of I Holdings, Inc. “Unlike many banks raising capital to support the deteriorating credit of their loan portfolios, B of I sees strong opportunities in this market place. The disruption in the mortgage markets has created a unique moment to acquire quality mortgage loans and securities at attractive yields.” Mr. Garrabrants continued.

“I expect B of I’s earnings to increase by more than 70% in our June 30, 2008 quarter compared to our last quarter ended March 31, 2008. The improved earnings are driven by increased net interest margin which I expect to exceed 2.35%, up 59 basis points or 33.5% from the net interest margin of 1.76% recorded for our last quarter ended March 31, 2008.”

This announcement does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The convertible preferred stock offering may be made only to accredited individuals in accordance with securities laws.

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) expected efficiencies may not be fully realized and/or within the expected timeframes; (3) changes in economic conditions; (4) movements in interest rates; (5) competitive pressures on product pricing and services; (6) success and timing of other business strategies; (7) the nature, extent, and timing of governmental actions and reforms; and (8) extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be found in B of I’s 2007 Annual Report on Form 10-K, and documents subsequently filed by B of I with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. B of I assumes no obligation to update any forward-looking statement.

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating home equity loans, auto loans and RV loans, as well as originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.bankofinternet.com, and www.ApartmentBank.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Contacts:

Gregory Garrabrants

CEO

858-350-6203

greg.garrabrants@bofi.com